Exhibit 99.6

PLEDGE AND SECURITY AGREEMENT ENTERED BY AND BETWEEN MR. ROBERTO GONZÁLEZ BARRERA, WHOM HEREINAFTER SHALL BE KNOWN AS THE “PLEDGOR”; BY AND BETWEEN BANCO MERCANTIL DEL NORTE, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BANORTE, REPRESENTED HEREIN BY LIC. LUIS FERNANDO OROZCO MANCERA AND LIC. ARMANDO CASTILLO ACEVES, HEREINAFTER KNOWN AS THE “LENDER”, BY AND  BETWEEN CASA DE BOLSA BANORTE, S.A. DE C.V., GRUPO FINANCIERO BANORTE, REPRESENTED HEREIN BY LIC. ALEJANDRO MOLINA TINOCO AND LIC. ARTURO ROLÓN BACA, HEREINAFTER KNOWN AS THE “DEPOSITARY”; AND BY AND BETWEEN MONEX CASA DE BOLSA, S.A. DE C.V., MONEX GRUPO FINANCIERO, REPRESENTED HEREIN BY LIC. FERNANDO VIZCAYA RAMOS HEREINAFTER KNOWN AS THE “EXECUTOR”; ALL OF WHOM SHALL BE JOINTLY KNOWN AS THE “PARTIES”, ACCORDING TO THE FOLLOWING RECITALS, DEFINITIONS AND CLAUSES.

RECITALS

1.- Whereas PLEDGOR represents and warrants under affirmation:

a)                                     To be an individual of Mexican nationality with the financial and legal capacity to enter into this agreement, and that he is a client of the DEPOSITARY holding and managing securities owned by him under Stock Brokerage Agreement No. 11775-7 dated April 21st, 1994 (hereinafter known as the “Stock Brokerage Agreement”);

b)                                    That on May 30th, 2005, acting in his capacity of CLIENT, he entered into a Contract to Open a Line of Credit Linked to a Checking Account with LENDER in US Dollars for an amount up to $7’500,000.00 (SEVEN MILLION FIVE HUNDRED DOLLARS US Cy) (hereinafter known as the CREDIT CONTRACT);

c)                                     That PLEDGOR intends to execute this Agreement in order to warrant performance of the obligations assumed thereto, according to the provisions established in the CREDIT CONTRACT referred to in the next above Recital, and specifically to warrant punctual, exact and opportune payment of all obligations deriving now or in the future form the CREDIT CONTRACT, therefore PLEDGOR covenants to create and does create a Pledge and Security Agreement in favor of LENDER, over and in respect of the Securities described in Annex “A” herein, which are owned by PLEDGOR now or in the future, same which shall be Pledged hereafter according to the provisions of this Agreement;

d)                                    That as of the date of execution of this Agreement and of the corresponding Annex “A”, the certificates representing the Securities Pledged in this act or in the future, are being now, or will be in the future deposited by the DEPOSITARY at S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, by virtue of the Stock Brokerage Agreement referred to in Recital (a) above;

e)                                     That to the best of his knowledge, there is no pending action or proceeding of any kind, filed or expected to be filed, before any court or governmental agency or arbiter whatsoever that could adversely affect the legality, validity or enforcement of this Agreement.

II.- Whereas the legal representatives of LENDER represent and warrant:

a)              That their principal is a company dully organized under the laws of the Mexican United States, as a Multiple Banking Institution, as it is evidenced by public deed number 30,421 dated March 16th, 1945 witnessed by Lic. Fernando G. Arce, ascribed to Civil Notary Office Number Fifty Four of the Federal District, whose Holder is Lic. Graciano Contreras, which first issue was registered at the Public Registry of Property and Commerce of Mexico City, Federal District in the Commerce Section, under number 65, page 114, volume 199, third book and public deed number 34,071 dated April 24, 2002, witnessed by Lic. Primitivo Carranza Acosta, Deputy Civil Notary number 72 seventy two, licensed at Monterrey, N.L., which first issue was registered under mercantile file number 64,441 dated July 22nd, 2002, in the Public Registry of Property and Commerce of Mexico City, Federal District and under number 7020, volume 3, Book First, Public Registry of Commerce, First District on July 22nd, 2002, before the Public Registry of Property and Commerce of the City of Monterrey Nuevo Leon;

b)             That their principal is dully authorized to enter into this Agreement;

c)              That the authorities with which they appear herein are enough and sufficient to bind their principal within the terms of this Agreement, authority which was granted by public deed numbers 38383 and 34491 dated June 4, 2004 and July 30, 2002, and witnessed  by Lic. Javier Garcia Avila, Civil Notary number 72, licensed at Monterrey, N.L., same which are duly inscribed under Mercantile File numbers 7443 and 81438 dated August 1st, 2002 and June 10th, 2004, before the Public Registry of Property and Commerce of Monterrey, N.L., and that said authorities have not been limited nor revoked in any manner whatsoever.

III.- Whereas the DEPOSITARY represents and warrants:

a)              That the DEPOSITARY is a company duly organized and authorized by the laws of the Mexican Republic, according to public deed number 155476 dated April 22nd, 1976, witnessed by Lic. Tomas Lozano Molina, Civil Notary No. 87 of Mexico City, D.F., recorded before the Public Registry of Property and Commerce of said city, under number 217, volume 995, book third, page 227, on August 25th, 1977, and registered at the Registro Nacional de Valores (Mexican Securities Registry);

b)             That they have sufficient capacity to bind their principal within the terms of this Agreement, according to the authorities vested upon them by their principal according to public deeds No. 29806 and 29301, of February 26, 2002 and July 12, 2001, witnessed by Lic. Pedro Vazquez Nava, Civil Notary No. 70 of the Federal District, which first issue were filed at the Public Registry of Property and Commerce of Mexico City, Federal District under mercantile file number 5312;

c)              That said authorities have not been limited, revoked or modified to the present in any manner whatsoever;

d)             That the Pledged Securities are at the present deposited for their custody and administration with the DEPOSITARY by virtue of the Stock Brokerage Agreement and that DEPOSITARY has in turn deposited said securities at S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores.

e)              That their principal subscribes this Agreement accepting the constitution of the Pledge upon the Pledged Securities, as well as binds to carry out all acts agreed herein on its behalf.

IV.- Whereas the Legal Representative of the EXECUTOR represents and warrants:

a)              That its principal is a company duly organized as it is evidenced in public deed No. 5940 dated November 22nd, 1978, witnessed by Lic. Jorge A. Dominguez M. Civil Notary No. 140 of the Federal District which first issue was registered at the Public Registry of Property and Commerce of the Federal District under Mercantile File No. 686, on February 27th, 1979;

b)             That he has sufficient capacity to bind his principal within the terms of this Agreement, pursuant to the authority vested upon him, as it is evidenced in public deed No. 108668 dated September 18, 2000, witnessed by Lic. Alberto T. Sanchez Colin, Civil Notary Public No. 83 of the Federal District, which first issue was registered at the Public Registry of Property and Commerce of the Federal District under Mercantile File No. 686 on August 12, 2003;

c)              That said authority has not been limited, revoked or modified at the present in any manner whatsoever.

V.- Whereas the Parties represent and warrant:

a)             That in accordance to the foregoing it is their intention to subscribe this Agreement and to be bound by the same;

b)             That pursuant to the terms of this Agreement, the Parties grant that the words that have been defined herein or that will be described hereafter, that are used in the text of this Agreement shall be construed according to the following:

DEFINITIONS

“CALL NOTICE OF STOCKHOLDERS’ MEETING”.- To the Notice given by PLEDGOR to LENDER and DEPOSITARY in respect to their desire to attend the Stockholders’ Meeting called by the issuer of the Securities.

“MEXICAN STOCK EXCHANGE”.- To Bolsa Mexicana de Valores, S.A. de C.V.

“PLEDGE”.- To the granting of a collateral with Securities constituted herein by PLEDGOR in favor of LENDER, its assigns or assignees.

“CREDIT CONTRACT”.- To the Contract for a Line of Credit Linked to a Checking Account entered by and between PLEDGOR and LENDER on May 30th, 2005, which copy is attached hereto as Annex “B”.

“STOCK BROKERAGE AGREEMENT”.- To the Stock Brokerage Agreement under number 11775-7 dated April 21st, 1994, entered by and between DEPOSITARY and Mr. Roberto Gonzalez Barrera for DEPOSITARY to deposit and manage Securities owned by PLEDGOR, which copy is attached hereto as Annex “C”.

“BUSINESS DAYS”.- To all days that Bolsa Mexicana de Valores, S.A. de C.V., is in operation.

“INDEVAL”.- To S.D. Indeval, S.A. de C.V., Insitución para el Depósito de Valores.

“LMV”.- To the Mexican Securities Law.

“WARRANTED OBLIGATIONS”.- To the scheduled payment, by due date or prior to said date within the terms of this Agreement or by the CREDIT CONTRACT in charge of PLEDGOR and in favor of LENDER of the principal amount, interests and accessories, as well as any other amount or obligation due or owed to LENDER causing, giving rise or deriving from the CREDIT CONTRACT as said terms are defined in this section.

“SECURITIES”.- To the shares of stock, bonds and other credit titles or documents that are Pledged, as well as all shares of stock, bonds and other credit titles or documents Pledged successively pursuant to the following: (i) the purchase of securities of high or medium marketability or those that do not have the characteristics aforementioned but that are authorized by LENDER to be Pledged, both acquired with the funds derived from the sale of the Pledged Securities; (ii) any additional granting made by PLEDGOR in order to comply with the provisions of Clause Seventh herein, provided they are securities of the ones classified in the publications of the Mexican Stock Exchange as of high or medium marketability and which may be Pledged in favor of LENDER, or in case they do not have the characteristics of high or medium marketability they are authorized by LENDER for said effect.

“PLEDGED SECURITIES”.- To the shares of stock, bonds and other credit titles and documents that are in the Mexican Stock Exchange, owned by PLEDGOR, which are or will be fully paid and free and clear from any liens or encumbrances and that are Pledged under the present Agreement and identified in Annex “A” herein.

In the same manner, they shall be deemed as part of the Pledged Securities, the ones derived from any dividend payment or other patrimonial rights resulting from holding Securities, as well as those resulting in exchange of the Securities, either into a larger or smaller number of certificates, with the same or different characteristics by agreement of issuer of the same provided they need to be pledged in order to maintain the margin referred to in Clause Seventh herein.

In consideration of the foregoing Recitals and Definitions, the Parties hereunder agree to the following:

CLAUSES

FIRST.- As collateral for the compliance of the obligations in charge of PLEDGOR derived now and in the future from the CREDIT CONTRACT, and specifically for the opportune and exact payment of the Warranted Obligations PLEDGOR grants in favor of Casa de Bolsa Banorte, S.A. de C.V., Grupo Financiero Banorte, an irrevocable Power of Attorney in order for the same, in its capacity of DEPOSITARY and under the Stock Brokerage Agreement to carry out and execute all provisions contained in this Pledge and Security Agreement, and specially to Pledge all Securities within the terms of this instrument.

In the same manner, DEPOSITARY accepts in this act the Power of Attorney referred to, and therefore it assumes its capacity as agent, in order to exert it in the terms conferred herein.

SECOND.- The Pledge referred thereto in the foregoing Clause First is constituted by PLEDGOR within the terms of articles 77 and 99 and other applicable of the LMV.

THIRD.- PLEDGOR binds to keep the Securities Pledged under this Agreement while the CREDIT CONTRACT is in force and/or there is an outstanding balance of any amount that for any reason is owed by PLEDGOR pursuant to the CREDIT CONTRACT.

In the same manner, PLEDGOR binds not to enter into any act, agreement or contract which consequence is to limit or extinguish the rights corresponding to the same as title holder of the Securities, as well as not to transfer or encumber the Securities in any manner whatsoever. Additionally PLEDGOR binds to pay any taxes or contributions corresponding to the Securities, to the holding of the same or that derive from this Agreement, form the CREDIT CONTRACT or from the deposit of the Securities at INDEVAL, in the understanding that there will be no commission charged for the custody and administration of the securities.

FOURTH.- Due to the provisions of the foregoing Clauses, the Parties hereto, by mutual agreement, designate as EXECUTOR of the Pledged Securities Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero, which shall, to the request of LENDER and provided PLEDGOR does not show or evidence payment, compliance or extinction of his obligations under this Agreement or increase the Pledge for an amount sufficient to maintain the collateral margin provided by Clause Seventh herein, as the case may be, and pursuant to the provisions of this Agreement, carry out the extrajudicial sale of the Pledged Securities.

FIFTH.- PLEDGOR may instruct DEPOSITARY to perform the substitution of collateral through the sale of the Pledged Securities so, with the sale proceeds, DEPOSITARY my purchase other securities listed in the Mexican Stock Exchange, provided they fall into the classification published by the Mexican Stock Exchange as of high or medium marketability or they are authorized for said effect by LENDER, same which shall be Pledged in exchange of the Securities originally pledged. Provided the forgoing is made in writing, notifying DEPOSITARY that the minimum collateral established in Clause Seventh herein is maintained and a written express consent from LENDER is obtained. DEPOSITARY shall notify INDEVAL of the registration of the exchanged securities thereof.

SIXTH.- For any an all effects of the corporate or patrimonial rights derived from the Pledged Securities, the Parties agree to the following:

It shall remain in benefit of PLEDGOR the exertion of the voting right, provided said PLEDGOR has complied with the following conditions (hereinafter referred to as “Conditions Precedent”) (i) PLEDGOR is current with all payments owed to LENDER, according to the CREDIT CONTRACT; (ii) any and all obligations hereunder are complied with, and PLEDGOR has not incurred in any of the default events indicated herein or in the CREDIT CONTRACT; and (iii) PLEDGOR maintains a minimum collateral margin of 1.15 to 1 agreed upon the Pledged Securities referred to in Clause Seventh below. Failure to comply with any one of the Conditions Precedent shall cause that the exertion of the voting right over the Pledged Securities remains in favor of LENDER.

In order for PLEDGOR to exert his voting right over the Pledged Securities,  a Call Notice of  Stockholders’ Meeting corresponding to said Meeting must be given to DEPOSITARY and LENDER not later than the 3 (three) Business Days following the date PLEDGOR receives notice thereof, requesting that not later than 2 (two) Business Days following receipt of Call Notice of Stockholders’ Meeting relevant to the respective meeting, DEPOSITARY issues the documents evidencing or certifying that the Pledged Securities were deposited at INDEVAL by DEPOSITARY in order for PLEDGOR to attend the Meeting and exert his voting right therein.

In order to comply with the provisions of the preceding paragraph, as soon as DEPOSITARY and LENDER receive from PLEDGOR the corresponding Call Notice of Stockholders’ Meeting, DEPOSITARY shall revise the fulfillment of the Conditions Precedent and in case these are in order, it shall proceed within the next Business Day to subscribe any and all required documents, so PLEDGOR may attend said Meeting and exert his corresponding voting right therein.

In the event that no Notice of Stockholder Meeting Called is given to DEPOSITARY and LENDER informing that a Meeting of any of the Pledged Securities is to be held or if said notice is given outside the term previously designated, PLEDGOR may not exert his corresponding voting right in said Meeting and DEPOSITARY and LENDER shall not incur in any liability therefrom.

If by any reason PLEDGOR does not attend a Meeting relevant to the Pledged Securities or is represented by proxy therein, it is expressly agreed that DEPOSITARY and LENDER are free and clear from any and all liability in respect of the exertion of the corporate rights corresponding to PLEDGOR.

The vote that in its case be cast by PLEDGOR by himself or by proxy shall be cast in such sense that: (i) does not affect in any manner the rights of LENDER derived from the CREDIT CONTRACT and/or this Agreement, and (ii) may not be contrary to the rights acquired by LENDER within the terms both of the CREDIT CONTRACT as of this Agreement or in general with LENDER’S interests.

As long as this Agreement is in force, all dividends or interests corresponding to the Pledged Securities shall remain in benefit of PLEDGOR and shall be free and clear of the collateral referred to in this Agreement, unless there is a breach of any of the Conditions Precedent, which failure to comply would cause the early termination of the CREDIT CONTRACT, in which case, all dividends in shares, cash dividends or interests corresponding to the Pledged Securities shall be Pledged for which DEPOSITARY shall Pledge the first ones and deliver the second ones to

LENDER in order to be applied, in its case, to the payment of the Warranted Obligations, as well as to the fulfillment of the obligations in charge of PLEDGOR pursuant to this Agreement.

In the event that during the time this Agreement is in effect, the capital stock of the issuer or issuers of the Pledged Securities is increased, through the subscription of  Securities and the payment of contributions in cash, DEPOSITARY shall subscribe and pay on behalf of PLEDGOR, through INDEVAL the securities of the issuer or issuers that correspond, only in the event that PLEDGOR provides DEPOSITARY with the funds necessary to effectuate said payment, with at least 3 (three) Business Days prior to the date the term for payment is due.

SEVENTH.- (a) PLEDGOR binds to maintain, during the term this Agreement is in effect or during the term the CREDIT CONTRACT remains in force, or for the time any of the Warranted Obligations remain unsatisfied, a minimum collateral margin representing 1.15 (one point fifteen) to 1 (one) in relation to the unpaid balance  of the CREDIT CONTRACT according to the market value that the Pledged Securities have in the Mexican Stock Exchange.

(b) In the event that during the lifetime of this Agreement the minimum collateral margin referred to in paragraph (a) of the present Clause is not maintained, PLEDGOR binds, after written notice return receipt requested given by LENDER to additionally Pledge in favor of LENDER and not later than five Business Days following the day of receipt of said notification, a sufficient amount of Securities held by PLEDGOR as long as they are Securities listed in the Mexican Stock Exchange and are classified according to the publications of the same Mexican Stock Exchange as of high or medium marketability or that they are authorized for said effect by LENDER and are sufficient to cover the agreed collateral margin. The foregoing in the understanding that DEPOSITARY as of the date hereof and in this act  is authorized for said effect by PLEDGOR to once the term designated before has ended, DEPOSITARY Pledges, after having obtained a written authorization from LENDER, other securities existing in the securities account derived from the Stock Brokerage Agreement, without the need of previous written instructions from PLEDGOR, as of the date PLEDGOR ceases to maintain the previously referred minimum collateral margin.

DEPOSITARY, pursuant to article 99 of the LMV must file a written request before INDEVAL to increase the account of securities deposited for collateral.

In the event the minimum collateral margin determined according to the foregoing paragraph (a) of this Clause was larger than 1.15 (one point fifteen) to 1 (one) in relation to the outstanding balance of the CREDIT CONTRACT, PLEDGOR may request they be liberated and DEPOSITARY must liberate from the collateral the Securities for the amount exceeding the 1.15 (one point fifteen) to 1 (one) relationship previously mentioned. LENDER shall always have the authority to determine which Securities shall be cleared from the Pledge. For all cases where Pledged Securities are affected, PLEDGOR must subscribe and furnish DEPOSITARY and LENDER with a written document listing the Securities and their characteristics.

EIGHTH.- In cases where the Pledged Securities were fully or partially amortized by means of a payment in cash of its value, DEPOSITARY shall proceed to collect said cash, same which shall be used to purchase Securities listed in the Mexican Stock Exchange and that are classified according to the publications of the same Mexican Stock Exchange as of high or medium marketability or in case they do not meet this requirements of high or medium marketability, they are authorized by LENDER for said effects, which shall remain Pledged in substitution of the amortized Securities for up to an amount necessary to maintain the minimum collateral margin  referred to in paragraph (a) of Clause Seventh above.

To carry out the foregoing, DEPOSITARY shall inform PLEDGOR about the referred amortization, and the latter must instruct DEPOSITARY about the Securities that should be purchased with said money. In case DEPOSITARY would not receive an instruction within the 5 (five) Business Days following the date the information is rendered, since DEPOSITARY as of this date has the express authorization from PLEDGOR, it is hereby authorized to select the Securities that shall be Pledged from the ones listed in the Mexican Stock Exchange and that fall into the classification given by the publications of the Mexican Stock Exchange to be of high or medium marketability or the ones that do not meet this requirements but are authorized for said effect by LENDER.

NINTH.- THE Parties expressly agree that in the event that whether: (i) the failure to comply with any of the Warranted Obligations; or (ii) if notwithstanding the decrease in the minimum collateral margin referred to in paragraph (b) of Clause Seventh above, PLEDGOR does not increase the minimum collateral margin referred to in paragraph (a) of said Clause, LENDER may request EXECUTOR in writing to proceed with the extrajudicial sale of the Pledged Securities pursuant to the terms and conditions established in article 99 of the LMV, as well as the ones contained in this Agreement.

On the other hand, LENDER binds to quantify the amount necessary to collect the Warranted Obligations and DEPOSITARY binds, on the other hand, to have at the disposal of EXECUTOR, the Pledged Securities that shall be subject to extrajudicial sale.

This request from LENDER to EXECUTOR shall be notified by EXECUTOR to PLEDGOR. Said notice shall serve as a formal notification to PLEDGOR that the extrajudicial sale of the Pledged Securities shall be carried out. This request shall also be notified to INDEVAL in order for said institution to immobilize the corresponding Pledged Securities.

The notification mentioned above must be made in writing and must indicate: (i) the unfulfilled obligation, (ii) the amount of the balance which payment is being requested, or the proportion of the latent collateral, as the case may be, and (iii) the mention that the extrajudicial sale of the Pledged Securities is being carried out in case PLEDGOR does not comply with one or more of the Warranted Obligations or the ones charged upon the same deriving from this Agreement, as the case may be.

Said notice must be sent by EXECUTOR to the address of PLEDGOR indicated in the signatures page of this Agreement, or in its case, to the new address notified by PLEDGOR according to the provisions of Clause Thirteenth of this Agreement, before a Civil Notary or a Public Commercial Attestator or before the most important authority of said place. Notice should be given to PLEDGOR, to its representative or in lack of these, to the person present at PLEDGOR’S domicile.  In case there is no one at the mentioned domicile, or in the event that the person present refuses to receive the relevant notification, the Notary or Attestator intervening therein shall write down said circumstance in the requisition form.

During the five Business Days immediately following the reception of the referenced requisition, or the day in which the notification referred to in the previous paragraph was sent by certified mail, PLEDGOR may only oppose to the sale exclusively by exhibiting the amount of the debt or the slip payment made to LENDER contributing to the missing guaranty, or accrediting the compliance or extinction of the Warranted Obligations, as the case may be.

Once the afore mentioned term has elapsed, and no response is received from PLEDGOR, or if there is some response, but without satisfying the opposing assumptions, the sale of the Pledged Securities according to what is established in the previous paragraph, EXECUTOR shall proceed to sell the same in one or several simultaneous or successive acts, having to perform said sale through the Mexican Stock Exchange according to the current price market value established for that day or days in which the sale is to be carried out, assuring that the price of the share of stock is not affected.

EXECUTOR binds to maintain the sale bid of the Pledged Securities, through the Mexican Stock Exchange, until said sale is made, or until a year has gone by. Once the designated term has elapsed, in case the sale has not been made, EXECUTOR shall deliver the Pledged Securities to LENDER who may receive them in payment.

In case that on the date in which EXECUTOR is to carry out the sale, the Pledged Securities are not registered in the Mexican Stock Exchange or their registration is suspended, EXECUTOR shall directly sell the Pledged Securities to the person or persons intending to acquire the same, as long as: (i) the  Pledged Securities are sold at a price not less than their accounting value pursuant to the most recent financial statements of the issuer presented before the Comisión Nacional Bancaria y de Valores (Mexican Banking Commission) and (ii) that the sales have been agreed with individuals or corporations legally authorized to purchase the Pledged Securities.

The proceeds from the sale, once practicable commissions, expenses, costs and fees have been deducted in favor of the EXECUTOR shall be delivered by the EXECUTIVE OFFICER to LENDER, in order to be applied to the payment of the outstanding Warranted Obligations according to the CREDIT CONTRACT.  In case there was a remnant either in cash or Securities, LENDER must have said remnant to the disposal of PLEDGOR.

EXECUTOR shall have the right to receive the commissions, fees, and expenses provided by Annex “D” attached hereto for the sales made, in case these sales were made pursuant to the provisions of this Clause, to that effect, the PLEDGOR manifests his agreement regarding that the amount of the same be included in the sale of the Pledged Securities independently from the amount corresponding to the execution due to breach of the Warranted Obligations or to the decrease of the minimum collateral margin pursuant to the terms of this Agreement.

The execution proceeding of the aforementioned Pledge may be suspended at any time prior to the one where the sale of the Pledged Securities is perfected by an evidencing notification from LENDER to EXECUTOR indicating that PLEDGOR has complied to the satisfaction of LENDER any and all of the Warranted Obligations or the ones charged upon him deriving from this Agreement, as the case may be.  In case the sale of the Pledged Securities is partially made, the suspension shall be effective regarding said parts of the Pledged Securities which sale has not been made at the time in which the corresponding notification is received.

PLEDGOR in this same act grants in favor of Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero, an irrevocable Power of Attorney with the capacity of mercantile commission so that the same, in compliance with the obligations acquired in its capacity of EXECUTOR pursuant to the terms of this Agreement, and in case any of the events mentioned in this Clause occurs, performs said acts necessary to carry out the extrajudicial sale of the Pledged Securities and the application of its proceeds, within the terms of this Agreement, as well as to order INDEVAL the transfers that are required regarding the sale of the Pledged Securities. In the same manner EXECUTOR accepts the referred irrevocable Power of Attorney in the capacity of mercantile commission, in order to exert the same within the terms conferred herein, as the case may be.

The Parties hereunder agree that EXECUTOR may authorize another person(s) or corporation(s) authorizing the same to act in such capacity as the case may be and to carry out the corresponding tasks and activities pursuant to the provisions of this Agreement in case EXECUTOR is impaired to do so or should abstain from carrying out the same by a previous written notice to LENDER and PLEDGOR, in the understanding that EXECUTOR shall be liable for the obligations assumed under this Agreement.

TENTH.- The Pledge being constituted herein as it is incremented or substituted with Securities, shall be indivisible and shall survive in full force and effect as long as the CREDIT CONTRACT remains IN FORCE or any of the Warranted Obligations are outstanding pursuant to this Agreement.

ELEVENTH.- All expenses, commissions, taxes and duties originated by the execution and registration of this Agreement shall be borne by PLEDGOR, as well as any modification to the same, including the reasonable fees of the external legal counsel of LENDER, as well as the expenses, fees, and reasonable court costs incurred by LENDER and DEPOSITARY for the execution of the Warranted Obligations matter of this Agreement.

TWELFTH.- Exception made for the notification that EXECUTOR, in its case, gives to PLEDGOR pursuant to the terms of the previous Clause Ninth, all notices and notifications that any of the Parties hereunder should give to any other parties, shall be given by fax or by written communication sent or delivered to the other parties, dialing the fax number or at the domicile, as the case may be, indicated under their corresponding names or denominations in the signatures page of this Agreement.

In case that any of the Parties changes its corporate address, said Party must notify the other Parties about the new domicile fifteen (15) Business Days prior to the date intending that said change of address become effective. In case the corresponding Party does not give opportune notification all notices and notifications sent to the previous address shall be deemed valid.

THIRTEENTH.- In order to comply with the dispositions contained in the fourth paragraph, section I to IV of article 99 of the LMV, DEPOSITARY, within the ten (10) Business Days following the date of execution of this Agreement binds to: (i) deliver a copy of the same to INDEVAL along with a brief, and (ii) make the necessary entries in the bank statement issued for PLEDGOR for the Pledged Securities, in such a manner that this Pledge is registered in the record books of the DEPOSITARY as such. To this effect, DEPOSITARY shall deliver within a term no longer than fifteen (15) Business Days as of the date of execution of this Agreement, to PLEDGOR, a written evidence of compliance with the dispositions of paragraphs (i) and (ii) of this Clause.

FOURTEENTH.- Any modification or amendment to this Agreement, and any waiver for PLEDGOR to comply with any of its obligations pursuant to this Agreement shall become effective as long as it does not contravene the legal dispositions in force and said modification or amendment has been agreed in writing by LENDER and PLEDGOR notifying EXECUTOR and DEPOSITARY.

FIFTEENTH.-  This Agreement shall be terminated at the time that LENDER notifies EXECUTOR that each and every one of the Warranted Obligations and those derived from this Agreement has been satisfied.

As long as the Warranted Obligations, and the obligations derived from said Warranted Obligations, and as well as such obligations deriving from this Agreement are unfulfilled, the Pledge shall be in force and shall remain in effect.

SIXTEENTH.- PLEDGOR binds to hold DEPOSITARY and LENDER as well as EXECUTOR and their personnel harmless in case any claim, procedure, proceedings, or any third party lawsuit is filed against DEPOSITARY and LENDER, as well as against EXECUTOR or their personnel, due to any of the actions carried out regarding this Agreement. Therefore, PLEDGOR binds to reimburse DEPOSITARY and LENDER, as well as EXECUTOR or their personnel, any expense or disbursement of any nature (including expenses related with the reasonable legal fees incurred by them or for any other damages paid due to any claim, proceedings, procedure or lawsuit filed in the Mexican United States or abroad against DEPOSITARY and LENDER as well as EXECUTOR and their personnel regarding any of the acts carried out pursuant to the terms of this Agreement.

SEVENTEENTH.- The Parties, exception made for the provisions of  the following Clause Eighteenth, covenant to appear in an arbitration proceeding to settle their controversies binding themselves to the dispositions contained in Chapter IV of Title Fifth and Title Eight of the Civil Procedural Code for the Federal District.

EIGHTEENTH.-  For the interpretation and compliance of this Agreement the Parties hereunder expressly submit to the applicable Laws and the Competent Courts of Mexico City, Federal District waiving any other jurisdiction that might correspond to them due to their present or future domiciles.

Once this Agreement was read, the Parties subscribe the same accordingly in five counterparts at Mexico City, Federal District, on May 30th, 2005.

PLEDGOR

Mr. Roberto González Barrera

Address: Río de la Plata No. 407 Ote.

Colonia del Valle, San Pedro Garza García, N.L.

C.P. 66220

An illegible signature

LENDER	DEPOSITARY
Banco Mercantil del Norte, S.A.	Casa de Bolsa Banorte, S.A. de C.V.
Institución de Banca Múltiple,	Grupo Financiero Banorte
Grupo Financiero Banorte

Two illegible signatures
Lic. Luis Fernando Orozco Mancera	Lic. Arturo Rolón Baca
Lic. Armando Castillo Aceves	Lic. Alejandro Molina Tinoco
Address: Reforma No. 359	Address: Periférico Sur 4355
Col Cuauhtémoc	Col. Jardines en la Montaña
México, D.F.	México, D.F.
C.P. 06500	C.P. 14210

EXECUTOR

MONEX CASA DE BOLSA, S.A. DE C.V., MONEX GRUPO FINANCIERO

Ing. Fernando José Vizcaya Ramos

Address: Varsovia No. 36, 5° piso

Col. Juárez

Delegación Cuauhtémoc

06600 México, D.F.

ANNEX A

ANNEX A TO THE PLEDGE SECURITY AGREEMENT ENTERED BY AND BETWEEN MR. ROBERTO GONZALEZ BARRERA AS GUARANTOR, BANCO MERCANTIL DEL NORTE, S.A. INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BANORTE, AS LENDER, CASA DE BOLSA BANORTE, S.A. DE C.V., GRUPO FINANCIERO BANORTE, AS DEPOSITARY, AND MONEX CASA DE BOLSA, S.A. DE C.V., MONEX GRUPO FINANCIERO, AS EXECUTOR.

SHARES OF STOCK DEPOSITED IN THE STOCK BROKERAGE AGREEMENT No. 11775-7 MATTER OF THIS PLEDGE AND SECURITY AGREEMENT:

4’250,000 SERIES “B” GRUMA SHARES OF STOCK